
<ARTICLE> 5
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-START>                             JAN-01-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                          40,600
<SECURITIES>                                         0
<RECEIVABLES>                                  609,700
<ALLOWANCES>                                    12,900
<INVENTORY>                                    491,900
<CURRENT-ASSETS>                             1,681,300<F1>
<PP&E>                                       3,154,900
<DEPRECIATION>                               1,418,800
<TOTAL-ASSETS>                               6,297,600<F1>
<CURRENT-LIABILITIES>                        2,214,200
<BONDS>                                      1,295,500
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                      7,400
<COMMON>                                        97,400
<OTHER-SE>                                   1,127,000
<TOTAL-LIABILITY-AND-EQUITY>                 6,297,600
<SALES>                                      3,665,500<F2>
<TOTAL-REVENUES>                             3,707,400
<CGS>                                        2,243,700
<TOTAL-COSTS>                                2,243,700
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                              71,300
<INCOME-PRETAX>                               (312,400)<F3>
<INCOME-TAX>                                  (115,800)
<INCOME-CONTINUING>                           (196,600)<F3>
<DISCONTINUED>                                (129,300)<F4><F5><F6>
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                  (325,900)
<EPS-PRIMARY>                                    (3.40)
<EPS-DILUTED>                                    (3.33)<F7>

<F1>Included within current assets and total assets are net assets of discontinued operations of $323,700 and $1,759,000, respectively.
<F2>Excludes 1995 sales of the discontinued health care business of $2,076,800.
<F3>Includes provisions of $30,000 ($18,600 after-tax) for corporate governance,
$220,000 ($144,000 after-tax) for restructuring, asset impairments and other costs, $77,000 ($50,000 after-tax) for environmental liabilities and $275,000 ($178,700 after-tax) for asbestos-related liabilities.
<F4>In June 1995, the Company announced that its Board of Directors had approved a plan to spin off NMC. As a result, Grace has classified its health care business as a discontinued operation.
<F5>Includes after-tax provisions of $83,600 for asset impairments, $5,600 for the phase-out of certain health care research programs, $4,800 for additional costs associated with Grace's long-term incentive programs, $1,800 for changes in accounting estimates and $6,600 for other items.
<F6>Discontinued operations includes an after-tax provision of $151,300 relating to a reassessment of forecasts for all remaining discontinued operations.
<F7>Fully diluted EPS is not presented on the face of the Consolidated
Statement of Operations as amount is anti-dilutive.

